UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 18, 2006
REYNOLDS AMERICAN INC.

(Exact name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
401 North Main Street
Winston-Salem, North Carolina 27102-2990

(Address of Principal Executive Offices) (Zip Code)
(336) 741-2000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 18, 2006, Reynolds American Inc. (“RAI”) and certain of its subsidiaries entered into a purchase agreement (the “Purchase Agreement”) with Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., for themselves and as representatives of the initial purchasers listed therein (the “Initial Purchasers”), pursuant to which RAI agreed to sell $625 million aggregate principal amount of its 7.250% Senior Secured Notes due 2013 (the “2013 Notes”), $775 million aggregate principal amount of its 7.625% Senior Secured Notes due 2016 (the “2016 Notes”) and $250 million aggregate principal amount of its 7.750% Senior Secured Notes due 2018 (the “2018 Notes,” and collectively, with the 2013 Notes and the 2016 Notes, the “Notes”). RAI intends to use the net proceeds from this offering, together with available cash and borrowings under a new senior secured term loan facility, to finance its previously announced acquisition of a to-be-formed holding company that will own Conwood Company, L.P., Conwood Sales Co., L.P., Rosswil LLC and Scott Tobacco LLC (collectively, “Conwood”). Conwood is the second-largest manufacturer of smokeless tobacco products in the U.S.
     Interest on the Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2006. The 2013 Notes will mature on June 1, 2013, the 2016 Notes will mature on June 1, 2016 and the 2018 Notes will mature on June 1, 2018. RAI may redeem the Notes in whole or in part at any time by paying a make-whole premium.
     Upon issuance, the Notes will be guaranteed by certain of RAI’s subsidiaries (the “Guarantors”) and will be secured by certain assets of RAI and certain of the Guarantors. The Purchase Agreement provides that the Notes will be sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”). It further provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement pursuant to which RAI and the Guarantors will agree to file one or more registration statements with respect to the Notes with the Securities and Exchange Commission under the Securities Act.
     The closing of the Notes sold pursuant to the Purchase Agreement is expected to occur on May 31, 2006, subject to customary closing conditions. The Purchase Agreement contains customary representations and warranties on the part of RAI and the Guarantors, as well as customary indemnification and contribution provisions.
     Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to resell the Notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons under Regulation S under the Securities Act. The Notes will be governed by the terms of an Indenture to be entered into among RAI, the Guarantors, as guarantors, and The Bank of New York, as trustee.
     Some of the Initial Purchasers or their affiliates have provided investment banking, commercial banking and financial advisory services for RAI from time to time for which they have received customary fees and reimbursements of expenses and may in the future provide additional services. An affiliate of J.P. Morgan Securities Inc. serves as administrative agent, an affiliate of Lehman Brothers Inc. serves as documentation agent and an affiliate of Citigroup Global Markets Inc. serves as syndication agent under the current revolving credit facility of RAI’s direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. (“RJR”). Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. will be the joint lead arrangers, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. will be joint bookrunners, an affiliate of J.P. Morgan Securities Inc. will be the administrative agent, and affiliates of Lehman Brothers Inc. and Citigroup Global Markets Inc. will be syndication agents under RAI’s new credit facilities to be entered into in connection with RAI’s acquisition of Conwood. Lehman Brothers Inc. is acting as dealer-manager and solicitation agent in connection with RAI’s offer to exchange its new senior secured notes for certain outstanding notes of RJR. Lehman Brothers Inc. is acting as financial advisor to RAI in connection with RAI’s acquisition of Conwood and will receive a customary advisory fee in connection therewith.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant.
     The information under Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events
     A copy of the press release relating to the announcement of the pricing of the Notes is attached to this Current Report on Form 8-K as Exhibit 99.1.
     On May 19, 2006, RAI announced that it had commenced an exchange offer pursuant to which it is offering to issue, in a private offering, new senior secured notes in exchange for up to $1.45 billion aggregate principal amount outstanding of notes issued by RJR and a related consent solicitation to amend the indentures under which the RJR notes were issued. A copy of the press release relating to the exchange offer is attached to this Current Report on Form 8-K as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibits	Description

99.1	Press Release dated May 18, 2006.

99.2	Press Release dated May 19, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2006	REYNOLDS AMERICAN INC.

	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III Title: Senior Vice President, Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits	Description

99.1	Press Release dated May 18, 2006.

99.2	Press Release dated May 19, 2006.

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